Exhibit 99.2

Contact:	Media Relations Jeanmarie McFadden 212 762 6901	Investor Relations Suzanne Charnas 212 761 3043

For Immediate Release

Morgan Stanley to Raise $2 Billion in Common Equity in Anticipation of Closing of Smith Barney Joint Venture

Firm Intends to Repay TARP Investment and Has More Than Sufficient Tier 1 Capital to Do So With Regulatory Approval

Firm Has Among Strongest Capital Positions in the Industry and Has Further Enhanced Capital Position Since December 2008 Test Date Used by Federal Reserve

NEW YORK, May 7, 2009 – Morgan Stanley (NYSE: MS) said today that, in anticipation of the closing of the Firm’s joint venture with Smith Barney and consistent with the Firm’s long-term capital plan, it has commenced a public offering of $2 billion of its common stock for sale to the public.

Morgan Stanley also said it intends to repay the U.S. Treasury’s TARP investment as soon as possible from its strong Tier 1 capital reserves, pending the approval of its regulators.  The Firm said it believes it has more than sufficient Tier 1 capital to do so and anticipates completing shortly the required offerings of common equity and non-FDIC guaranteed debt.

Regarding the release today of the results of the Federal Reserve’s Supervisory Capital Assessment Program, Morgan Stanley also noted that:

•	Morgan Stanley has one of the strongest capital positions in the industry, as measured by one of the highest Tier 1 capital ratios.

•
The Federal Reserve has asked Morgan Stanley to add $1.8 billion in common equity.  Given the $2.7 billion impact on tangible common equity resulting from the closing of the Smith Barney joint venture an increase in capital is consistent with the Firm’s own long-term capital plan, and will be addressed by the $2 billion common stock offering announced today.

•	Morgan Stanley’s capital position has been materially strengthened since the December

31, 2008 test date evaluated by the Federal Reserve, as a result of a significant reduction in risk weighted assets which were $310.6 billion at December 31, 2008 and now stand at $288.3 billion.  The Firm’s even stronger capital position at the end of the first quarter includes:

o	Tier 1 Capital Ratio (Basel I) of 16.7 percent, up from 15.2 percent at the December 31, 2008 test date

o	Tangible Common Equity to Risk Weighted Assets Ratio of 9.2 percent, up from 8.6 percent at the December 31, 2008 test date

•
The Federal Reserve’s test results also reflect the composition of Morgan Stanley’s strong capital position – between common equity and preferred – which has been driven primarily by the Firm’s interest in pursuing strategic investments that offer long-term benefits for Morgan Stanley’s business (as the Firm did with Mitsubishi UFJ Financial Group and China Investment Corp.), rather than pursuing broad-based public offerings.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 36 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

Morgan Stanley has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

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